UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Alfacell Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2010

To Our Stockholders:

We are pleased to notify you that the annual meeting of stockholders (the “Annual Meeting”) of Alfacell Corporation, a Delaware corporation (“Alfacell” or the “Company”), will be held at the Newark Liberty International Airport Marriot, Newark Liberty International Airport, 1 Hotel Road, Newark, New Jersey, 07114 on Tuesday, April 27, 2010 at 11:30 a.m. local time, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect four directors, each for a term of one year, to hold office until the fiscal 2010 Annual Meeting of Stockholders or until their successors are elected and qualified (Proposal No.1);

2.
To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of capital stock of the Company from 101,000,000 shares to 251,000,000 shares and increase the number of authorized shares of the Company’s Common Stock, par value $0.001 per share, from 100,000,000 shares to 250,000,000 shares (Proposal No. 2);

3.	To approve an amendment to the Company’s certificate of incorporation to change the Company’s name from “Alfacell Corporation” to “Tamir Biotechnology, Inc.” (Proposal No. 3);

4.
To ratify the appointment of J.H. Cohn LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending July 31, 2010 (Proposal No. 4); and

5.	To transact such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record of the Company’s common stock, par value $.001 per share (the “Common Stock”), at the close of business on March 4, 2010 are entitled to vote at the Annual Meeting or at any postponement or adjournment thereof.

WE HOPE THAT AS MANY STOCKHOLDERS AS POSSIBLE WILL PERSONALLY ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT PROMPTLY SO THAT YOUR SHARES WILL BE REPRESENTED.  SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors,

March 17, 2010	By:	/s/ Charles Muniz
Charles Muniz
President, Chief Executive Officer and Chief Financial Officer

i

PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK AND COMMON STOCK	31
Summary and Background	31
Purpose of the Proposed Amendment	31
Effect of amendment	32
Board recommendation and stockholder vote required	33
PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM “ALFACELL CORPORATION” TO “TAMIR BIOTECHNOLOGY, INC.”	33
Effect of amendment	33
Board recommendation and stockholder vote required	33
PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
CODE OF ETHICS	34
ANNUAL REPORT; OTHER INFORMATION	34
STOCKHOLDERS’ PROPOSALS	34
GENERAL	34
OTHER MATTERS	35

ii

Alfacell Corporation
300 Atrium Drive
Somerset, New Jersey 08873

PROXY STATEMENT AND NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

Alfacell Corporation (“Alfacell”, “we” or the “Company”) is furnishing this Proxy Statement and the enclosed proxy card in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, April 27, 2010, beginning at 11:30 a.m., at the Newark Liberty International Airport Marriot, Newark Liberty International Airport, 1 Hotel Road, Newark, New Jersey, 07114 and at any postponements or adjournments thereof.  The approximate date of mailing for this Proxy Statement and proxy card as well as a copy of Alfacell’s 2009 Annual Report on Form 10-K, as amended, and a letter to stockholders from Charles Muniz, our President, Chief Executive Officer and Chief Financial Officer, is March 22, 2010.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At Alfacell’s Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of directors;

•
the approval of an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of capital stock of the Company from 101,000,000 shares to 251,000,000 shares and increasing the number of authorized shares of the Company’s Common Stock from 100,000,000 shares to 250,000,000 shares;

•	the approval of an amendment to the Company’s certificate of incorporation changing the Company’s name from “Alfacell Corporation” to “Tamir Biotechnology, Inc.”;

•	the ratification of our independent registered public accounting firm; and

•	such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

In addition, management will report on our performance during fiscal year 2009 and respond to questions from stockholders.

Who is entitled to vote?

Only holders of record of the Company’s Common Stock at the close of business on the record date, March 4, 2010, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the record date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.  Each outstanding share of the Company’s Common Stock entitles its holder to cast one vote on each matter to be voted upon.  There are no cumulative voting rights.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.  Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the record date, will constitute a quorum, permitting the meeting to conduct its business.  As of March 4, 2010, the record date, approximately 47,313,880 shares of Alfacell’s Common Stock were outstanding.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct.  If you are a registered stockholder as of the record date and attend the meeting, you may deliver your completed proxy card in person.  “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy card from the institution that holds their shares.

Can I vote by telephone or electronically?

No.  We have not instituted any mechanism for telephone or electronic voting.  However, “street name” stockholders may be able to vote electronically through their brokers.  If so, instructions regarding electronic voting will be provided by the broker as part of the package which includes this proxy statement.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with Alfacell at 300 Atrium Drive, Somerset, New Jersey 08873, either a notice of revocation or a duly executed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and request that the previously granted proxy be revoked, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.  The Board’s recommendation is set forth together with the description of each item in this proxy statement.  In summary, the Board recommends a vote:

•	FOR election of the nominated slate of directors (see page 7);

•
FOR an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of capital stock of the Company from 101,000,000 shares to 251,000,000 shares and increasing the number of authorized shares of the Company’s Common Stock from 100,000,000 shares to 250,000,000 shares (see page 31);

•	FOR an amendment to the Company’s certificate of incorporation changing the Company’s name from “Alfacell Corporation” to “Tamir Biotechnology, Inc.” (see page 33);

•	FOR ratification of the appointment of J.H. Cohn LLP as Alfacell’s independent registered public accounting firm (see page 33).

Pursuant to the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of directors.  Under the laws of Delaware and our by-laws, the affirmative vote of a plurality of the votes cast at the meeting, represented in person or by proxy and entitled to vote, is required for the election of directors.

Amendments to the Company’s certificate of incorporation.  Under the laws of Delaware, the affirmative vote of a majority of the shares outstanding will be required for approval of the amendments to the Company’s certificate of incorporation.  For purposes of determining whether a proposal requesting approval of an amendment to the certificate of incorporation has passed, abstentions and broker non-votes will be treated as votes cast against such proposals.

Other proposals.  For each other proposal, the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval.

Proxy cards returned.  Votes cast “FOR” a proposal constitute affirmative votes.  A properly executed proxy card marked “WITHHOLD” or “ABSTAIN” with respect to any such matter will not be voted on such matter, although it will be counted for purposes of determining whether there is a quorum and in determining the number of shares necessary for approval of such matter.  Accordingly, a “WITHHOLD” or “ABSTAIN” will have the effect of a negative vote.

Broker non-votes.  Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum; however, with respect to proposals which require the affirmative vote of a percentage of shares present at the Annual Meeting and entitled to vote on such proposal for approval, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matter.

STOCK OWNERSHIP

Who are the largest owners of Alfacell’s stock?

The following table sets forth certain information as of December 31, 2009 concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock.

Security Ownership of Certain Beneficial Owners

Name and address of beneficial owner or identity of group	Amount and Nature of Beneficial Ownership	Percent of shares outstanding(1)

Charles Muniz(2) c/o Alfacell Corporation 300 Atrium Drive Somerset, NJ 08873	20,609,998(3)	30.6%

Knoll Capital Management LP, Fred Knoll and Europa International, Inc. (4) 666 Fifth Avenue, Suite 3702 New York, NY 10103	18,280,520(5)	29.1%

McCash Family Limited Partnership N3810 S. Grand Oak Drive Iron Mountain, MI 49801	4,821,452(6)	9.9%

James O. McCash, and the James O. McCash Trust N3820 S. Grand Oak Drive Iron Mountain, MI 49801	2,910,820(7)	6.1%
____________________________

(1)
The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of the date of the calculation by (ii) the sum of (A) the number of shares of Common Stock outstanding as of the date of the calculation, plus (B) the number of shares issuable upon conversion of securities convertible into shares of Common Stock and upon exercise of options or warrants held by such stockholder which were convertible or exercisable as of the date of the calculation or which will become exercisable within 60 days after the date of the calculation.

(2)	Mr. Muniz is the Company’s President, Chief Executive Officer, Chief Financial Officer and a Director.
(3)
Includes 300,000 shares of Common Stock owned by Mr. Muniz’ wife and 19,999,998 shares subject to a convertible note and warrants which are currently convertible or exercisable or which will become convertible or exercisable within 60 days after December 31, 2009.

(4)	Knoll Capital Management LP, Fred Knoll and Europa International, Inc. filed a Schedule 13D on December 7, 2009 with the Securities and Exchange Commission (the “SEC”) as joint filers.
(5)
Includes 15,214,286 shares subject to a convertible note and warrants which are currently convertible or exercisable or will become convertible or exercisable within 60 days of December 31, 2009 held by Europa International Inc. and 214,286 shares subject to warrants which are currently exercisable or will become exercisable within 60 days of December 31, 2009 held by Knoll Special Opportunities Fund II Master Fund Ltd.  This information concerning the stock ownership of Knoll Capital Management LP, Fred Knoll and Europa International, Inc. was obtained from the Schedule 13D filed by them with the SEC on December 7, 2009 and other information known to the Company.

(6)
Includes 1,399,890 shares subject to warrants which are currently exercisable or will become exercisable within 60 days of December 31, 2009.  This information concerning the stock ownership of the McCash Family Limited Partnership was obtained from the Schedule 13D/A filed with the SEC on January 8, 2007 and other information known to the Company.

(7)
This information concerning the stock ownership of the James O. McCash, and the James O. McCash Trust was obtained from the Schedule 13G/A filed with the SEC on February 5, 2008 and other information known to the Company.

How much stock do Alfacell’s directors and executive officers own?

The table below shows the amount of Alfacell Common Stock beneficially owned (unless otherwise indicated) by Alfacell’s directors and the Named Executive Officers listed in the Summary Compensation Table individually, and Alfacell’s directors and Named Executive Officers as a group.  All information is as of December 31, 2009.

Security Ownership of Management

Name and address of beneficial owner or identity of group(1)	Position	Amount and Nature of Beneficial Ownership(2)	Percent of shares outstanding(3)
Charles Muniz	President, Chief Executive Officer, Chief Financial Officer and Director	20,609,998(4)	30.6%
John P. Brancaccio	Director	151,300(5)	*
David Sidransky, M.D.	Chairman of the Board	355,000(6)	*
Paul M. Weiss, Ph.D.	Director	230,090(7)	*
All Named Executive Officers and directors as a group (4 persons)		21,346,388(8)	31.4%
____________________________

*	Represents less than 1% of Alfacell’s outstanding Common Stock.
(1)
Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares beneficially owned by them.  The address of all Named Executive Officers and directors is c/o Alfacell Corporation, 300 Atrium Drive, Somerset, New Jersey, 08873.

(2)
All shares listed are Common Stock.  Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(1) under the Exchange Act, and the beneficial owner has sole voting and investment power, subject to community property law where applicable.

(3)
The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of December 31, 2009 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of December 31, 2009 plus (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of December 31, 2009 or which will become exercisable within 60 days after December 31, 2009.

(4)
Includes 300,000 shares of Common Stock owned by Mr. Muniz’ wife and 19,999,998 shares subject to a convertible note and warrants which are currently convertible or exercisable or which will become convertible or exercisable within 60 days after December 31, 2009.

(5)	Includes 145,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after December 31, 2009.
(6)	Includes 310,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after December 31, 2009.
(7)
Includes 6,535 shares of Common Stock owned by Mr. Weiss’ wife and 190,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after December 31, 2009.

(8)	Includes all shares owned beneficially by the directors and the executive officers named in the table.

Section 16(a) beneficial ownership reporting compliance

Based upon a review of filings with the SEC and written representations of certain reporting persons that no other reports were required, we believe that during fiscal year 2009 all of our directors, executive officers and beneficial owners of more than 10% of any class of equity securities complied on a timely basis with the reporting requirements of Section 16(a) of the Exchange Act, except for the Form 3, filed by Mr. Muniz in April 2009 upon his joining our Company, which was not timely filed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Under Alfacell’s by-laws, all directors elected by stockholders are elected for a one-year term.  Each of the nominees has consented to serve a one-year term.  If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee.  In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.  The Corporate Governance and Nominating Committee met on February 2, 2010 and recommended the current directors of the Board for re-election to the Board by the stockholders.

Director nomination process

The Company’s Corporate Governance and Nominating Committee currently comprises of Messrs. David Sidransky, M.D., Chairman, and Paul M. Weiss, Ph.D., none of whom is an employee of the Company.  The Board has determined that each of the members of the Nominating Committee is independent in accordance with Nasdaq Marketplace Rule 4200(a)(15).

Criteria for Board Membership.  The Board determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered.  Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders.  In evaluating a candidate for nomination as a director of the Company, the Corporate Governance and Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment.  The Board will consider these criteria for nominees identified by the Corporate Governance and Nominating Committee, by stockholders, or through some other source.

These general criteria are subject to modification and the Board shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the Board may deem appropriate or as required by applicable laws and regulations.

Stockholder Nominees.  The Corporate Governance and Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company’s stockholders.  Stockholders wishing to make such a submission may do so by sending the following information to the Board of Directors c/o Corporate Secretary at 300 Atrium Drive Somerset, NJ 08873 within the time frame described under the caption, “Stockholder Proposals” below.

•      Name, age and contact information of the candidate;

•      A brief biographical sketch and resume;

•	Written consent evidencing the candidate’s willingness to be named in the proxy and to serve as a director if elected;

•	A description of all arrangements or understandings between the stockholder and the candidate and any other person relating to the candidate;

•	A signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held; and

•
All other information about the candidate that would be required to be included in the proxy statement soliciting proxies for the election of directors under the rules promulgated under the Exchange Act.

Process for Identifying and Evaluating Nominees. The Corporate Governance and Nominating Committee believes Alfacell is well-served by its current directors.  In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Corporate Governance and Nominating Committee will recommend to the Board that they nominate for re-election incumbent directors who continue to be qualified for Board service and are willing to continue as directors.  If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Corporate Governance and Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. The Corporate Governance and Nominating Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information.  This information is evaluated against the criteria set forth above and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Corporate Governance and Nominating Committee will determine which nominee(s) to recommend to the Board for inclusion as the slate of candidates that the Board recommends for election at each annual meeting of the Company’s stockholders.

The Board uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Nominees standing for election to the Board

Name	Age	Director Since	Current Position With Company
Charles Muniz	55	2009	President, Chief Executive Officer, Chief Financial Officer and Director
John P. Brancaccio	61	2004	Director
David Sidransky, M.D.	49	2004	Chairman of the Board
Paul M. Weiss, Ph.D.	52	2003	Director

Business experience of nominees to the Board

The nominees have provided the following information about their principal occupation, business experience and other matters.

Charles Muniz joined us on April 3, 2009 as our President, Chief Operating Officer and Chief Financial Officer and a member of our Board of Directors and entered into an employment agreement with us to serve as our President, Chief Executive Officer (“CEO”) and Chief Financial Officer on October 19, 2009.  From 2007 until he joined Alfacell, Mr. Muniz was a consultant to a wide variety of clients focusing primarily on the strategic use of operations and technology.  Prior to consulting, he was President and Chief Executive Officer of Digital Creations Corp., a company he founded which sold high-end systems, work stations, peripherals, networking and software products, from 1989 to 2007.  Mr. Muniz attended Pace University in New York and majored in Business Administration.

John P. Brancaccio joined the Board in January 2004.  Since April 2004, Mr. Brancaccio has been the chief financial officer of Accelerated Technologies, Inc., an incubator for venture backed medical device companies.  He also serves on the boards of Callisto Pharmaceuticals, Inc., Synergy Pharmaceuticals, Inc. and Xenomics, Inc., all of which are publicly traded biopharmaceutical companies where he is chairman of their respective audit committees and a member of their respective compensation and nominating committees.  He was the secretary and treasurer of Memory Pharmaceuticals Corporation from December 2003 to March 2004 after serving in the capacity of their acting chief financial officer from May 2002 to December 2003.  Prior to Memory Pharmaceuticals, Mr. Brancaccio held the positions of chief financial officer and chief operating officer of Eline Group, a publicly traded entertainment and media company, where he oversaw the roll up of several related companies into the group and completed private equity financing placements.  Prior to joining Eline Group, he held a number of senior executive positions in public and private companies including Atlantic Pharmaceuticals, Zambon Corporation, Deven International and Health Learning Systems.  During his tenure with these companies he participated in initial public offerings and negotiation of licensing and development agreements within both the pharmaceutical and biotechnology industries.  He is a retired Certified Public Accountant and a graduate of Seton Hall University.

David Sidransky, M.D., joined the Board in May 2004, was elected Chairman of the Board in January 2008 and is the Chairman of our Scientific Advisory Board.  Dr. Sidransky is a founder of several private biotechnology companies and has served on scientific advisory boards of numerous private and public companies, including Medimmune, Telik, Roche and Amgen.  He was formerly on the board of scientific counselors at the National Institute of Dental and Craniofacial Research (NIDCR) and a member of the Recombinant DNA advisory committee at the National Institute of Health NIH (RAC).  He served on the board of directors of ImClone Systems, Zila Inc, and Xenomics and is now chairman of the board of Champions Biotechnology Inc.  Dr. Sidransky is on numerous editorial boards and has served as senior editor of several cancer related journals.  Currently, Dr. Sidransky is the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine.  In addition, he is Professor of Oncology, Otolaryngology-Head and Neck Surgery, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at John Hopkins University and Hospital.  Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine.  He has over 400 peer-reviewed publications, has contributed more than 60 cancer reviews and chapters, and also has numerous issued biotechnology patents.  He has been the recipient of many awards and honors, including the 1997 Sarstedt International Prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda Rosenthal Award by the American Association of Cancer Research.  Dr. Sidransky received his B.A. from Brandeis University and his M.D. from the Baylor College of Medicine.

Paul Weiss, Ph.D., joined the Board in February 2003.  Since October 2007, Dr. Weiss has been a Managing Director at Venture Investors, LLC, a Madison, Wisconsin-based venture capital group focusing on early-stage life sciences companies.  Prior to joining Venture Investors, LLC, Dr. Weiss was President of the Gala Biotech business unit of Cardinal Health (now Catalent Pharma Solutions) from February 2002 until October 2007.  He had served as a director on Gala’s Board from 1998 to 2001, when he joined the management team as Senior Vice President of Business Development.  He later became President of Gala and remained so during the acquisition of Gala by Cardinal Health in 2003 and then the acquisition of Gala (and other Cardinal Health businesses) by The Blackstone Group in 2007.  Prior to joining Gala, from 1998 to 2001, Dr. Weiss was Vice President of Technology and Product Licensing at 3-Dimensional Pharmaceuticals (3DP), which went public in 2001 and was later acquired by Johnson & Johnson.  Prior to joining 3DP, Dr. Weiss was Director of Licensing for Wyeth Pharmaceuticals.  Dr. Weiss holds a Ph.D. in Biochemistry and an MBA from the University of Wisconsin-Madison and a B.Sc. in Biochemistry from the Carleton University Institute of Biochemistry in Ottawa, Ontario.

Family relationships

There are no family relationships among any of the Company’s directors or executive officers.

Board recommendation and stockholder vote required

The Board recommends a vote FOR the election of each of the nominees named above.  (Proposal No. 1 on the proxy card).  The affirmative vote of a plurality of the votes cast at the meeting, represented in person or by proxy and entitled to vote, is required for the election of directors.

How often did the Board meet during 2009?

The Board met fourteen times during the 2009 fiscal year.  Each of our current directors attended at least 75% of the total number of meetings of the Board and committees on which he served.  Stephen K. Carter, M.D, our director who is not standing for reelection, did not attend any of the Company’s fourteen Board meetings in the 2009 fiscal year.

Which directors are “independent”?

The Board has determined that the following directors are “independent” under Nasdaq Marketplace Rule 4200(a)(15):  John P. Brancaccio, David Sidransky, M.D. and Paul M. Weiss, Ph.D.  The Board has also determined that the following directors (who are members of the Audit Committee) are “independent” in accordance with Section 10A(m)(3) of the Exchange Act: John P. Brancaccio and Paul M. Weiss, Ph.D.

How are directors compensated?

In February 2007, the Board adopted a non-employee director compensation policy whereby each member of the Board who was not an employee of Alfacell will receive $15,000 per year in consideration of the member’s serving on the Board, payable in four equal quarterly installments.  In addition, each non-employee director will be granted an annual retainer of 20,000 options on the last trading day of December for each year under the 2004 Stock Incentive Plan.  The Chairman of the Board will receive an option bonus equal to the number of options received by the Chairman for his board and committee memberships.  Committee chairpersons receive 10,000 options for each committee chaired while each committee member receives 5,000 options for each committee on which he serves.  The exercise price of the options will be equal to the closing price of the Common Stock on the date of the grant.  The options will vest on the first anniversary of the date of the grant provided that the option holder remains a director as of such anniversary date and the options will terminate on the sixth anniversary of the date of the grant.

As described in the Form 8-K filed by the Company on October 20, 2009, the Company closed on a private placement of convertible promissory notes and warrants in which the Company received $3,250,000 in gross proceeds on October 19, 2009.  As a condition to the closing of such financing, each member of the Board other than David Sidransky, Chairman of the Board, and Mr. Muniz agreed to resign from the Board upon the request of Dr. Sidransky made at any time following the closing and prior to December 31, 2009.  In connection with such condition, the Board amended the vesting of the options granted on December 31, 2008 to non-employee directors, except for Dr. Sidransky, to be accelerated in full upon their resignation as requested by the Chairman of the Board.  Additionally, with the exception of Dr. Sidransky, the terms of the options granted to non-employee directors on February 8, 2007, December 31, 2007 and December 31, 2008 were amended to provide that if the non-employee director leaves the Board, the option will be exercisable for two years, instead of one year, from the date such non-employee director leaves the Board any time between October 19, 2009 and December 31, 2009.

Each of Donald R. Conklin and Kuslima Shogen resigned from the Board following a written request from Dr. Sidransky in accordance with the financing documents described above.  Stephen K. Carter, M.D is not standing for reelection at the Annual Meeting

In January 2009, the Board ceased the non-employee director compensation.

Under our director compensation policies, directors who also serve as executive officers do not receive additional compensation for their service on our Board.

The exercise price and vesting schedules for the regular and discretionary option grants described above are set forth in the table titled “Directors’ Stock Options” below.  The total compensation paid to independent directors for their service as directors of the Company for fiscal year 2009 is set forth in the table titled “Directors’ Compensation” below.

During the fiscal year ended July 31, 2009, the following independent or non-employee directors were compensated as follows for their service as directors of the Company:

Directors’ Stock Options

During the fiscal year ended July 31, 2009, the following independent or non-employee directors were granted options under Alfacell’s 2004 Stock Incentive Plan as described above:

Name	Number of Options Granted (1)	Exercise Price of Options Granted
John P. Brancaccio	35,000 (2)	$0.24
Stephen K. Carter, M.D.*	25,000 (3)	$0.24
Donald R. Conklin+	30,000 (4)	$0.24
James J. Loughlin	35,000 (5)	$0.24
David Sidransky, M.D.	90,000 (6)	$0.24
Paul M. Weiss, Ph.D.	50,000 (7)	$0.24

*	Is not standing for reelection at the Annual Meeting.
+	Resigned from the Board on January 2, 2010.
(1)
All the options listed here were granted on December 31, 2008, vested on December 31, 2009, provided that the option holder continuously remained a director until such time, and expire on December 31, 2014.  The exercise price of these options was the closing price of the Company’s Common Stock on the date of the grant.

(2)	Mr. Brancaccio’s options are the result of his serving on the Audit Committee and as Chairman of the Compensation Committee.
(3)	Dr. Carter’s’ options are the result of his serving on the Research and Clinical Oversight Committee.
(4)	Mr. Conklin’s options are the result of his serving on the Compensation Committee and Commercial and Business Development Oversight Committee.
(5)
Mr. Loughlin’s options are the result of his serving on the Corporate Governance and Nominating Committee and as Chairman of the Audit Committee.   Mr. Loughlin resigned as a member of the Board on March 5, 2009 and these options were forfeited as a result of his resignation.

(6)
Dr. Sidransky’s options are the result of his serving as Chairman of the Board, Chairman of the Corporate Governance and Nominating Committee, Chairman of the Research and Clinical Oversight Committee and a member of the Commercial and Business Development Oversight Committee.

(7)	Dr. Weiss’ options are the result of his serving on the Compensation Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Research and Clinical Oversight Committee.

Directors’ Compensation

During the fiscal year ended July 31, 2009, the following independent or non-employee directors were compensated as follows for their service as directors of the Company:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Brancaccio	$7,500	-	$5,600	-	-	-	$13,100
Stephen K. Carter, M.D.*	$7,500	-	$4,000	-	-	-	$11,500
Donald R. Conklin+	$7,500	-	$4,800	-	-	-	$12,300
James J. Loughlin(3)	$7,500	-	$5,600(3)	-	-	-	$13,100
David Sidransky, M.D.	$7,500	-	$14,400	-	-	-	$21,900
Paul Weiss, Ph.D.	$7,500	-	$8,000	-	-	-	$15,500

*	Is not standing for reelection at the Annual Meeting.
+	Resigned from the Board on January 2, 2010.
(1)	These amounts represent the retainer paid for services as director.
(2)
These amounts represent the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to non-employee directors for fiscal year 2009.  The grant date fair value of the options was estimated using the Black-Scholes stock option pricing model in accordance with SFAS No. 123R.  Valuation assumptions used in the calculation are as disclosed in the Annual Report on Form 10-K for the year ended July 31, 2009.

(3)	Mr. Loughlin resigned as a member of the Board on March 5, 2009. The stock options granted to him in December 2008 were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the information with respect to the independent or non-employee directors concerning exercisable and unexercisable stock options held as of July 31, 2009(1):

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John P. Brancaccio	13,750(2)	-	$3.74	12/30/09
	20,000	-	$4.38	12/30/10
	20,000	-	$1.89	12/30/11
	20,000	-	$1.60	12/30/12
	15,000	-	$1.49	02/08/13
	35,000	-	$1.72	12/31/13
	-	35,000(3)	$0.24	12/31/14
Stephen K. Carter, M.D.*	15,000(4)	-	$3.78	12/30/09
	20,000	-	$4.38	12/30/10
	20,000	-	$1.89	12/30/11
	20,000	-	$1.60	12/30/12
	5,000	-	$1.49	02/08/13
	25,000	-	$1.72	12/31/13
	-	25,000(3)	$0.24	12/31/14
Donald R. Conklin+	15,000(2)	-	$3.78	12/30/09
	20,000	-	$4.38	12/30/10
	20,000	-	$1.89	12/30/11
	20,000	-	$1.60	12/30/12
	10,000	-	$1.49	02/08/13
	30,000	-	$1.72	12/31/13
	-	30,000(3)	$0.24	12/31/14
James J. Loughlin(4)	13,750(2)	-	$3.74	9/11/09
	20,000(2)	-	$4.38	9/11/09
	20,000(2)	-	$1.89	9/11/09
	20,000(2)	-	$1.60	9/11/09
	15,000(2)	-	$1.49	9/05/09
	35,000(2)	-	$1.72	9/05/09
	-	35,000(3)(5)	$0.24	12/31/14
David Sidransky, M.D.	8,750(2)	-	$8.18	12/30/09
	20,000	-	$4.38	12/30/10
	20,000	-	$1.89	12/30/11
	20,000	-	$1.60	12/30/12
	70,000	-	$1.49	02/08/13
	90,000	-	$1.72	12/31/13
	-	90,000(3)	$0.24	12/31/14
Paul M. Weiss, Ph.D.	15,000(2)	-	$3.78	12/30/09
	20,000	-	$4.38	12/30/10
	20,000	-	$1.89	12/30/11
	20,000	-	$1.60	12/30/12
	30,000	-	$1.49	02/08/13
	50,000	-	$1.72	12/31/13
	-	50,000(3)	$0.24	12/31/14

*	Is not standing for reelection at the Annual Meeting.
+	Resigned from the Board on January 2, 2010.
(1)	The Company does not have stock awards as part of its compensation program, therefore the columns entitled “Stock Awards” have been omitted from this table.
(2)	These options expired on their respective expiration dates.
(3)	These options vested on December 31, 2009, provided that the option holder continuously remained a director as of December 31, 2009.
(4)	Mr. Loughlin resigned as a member of the Board on March 5, 2009.
(5)	These options were forfeited as a result of Mr. Loughlin’s resignation.

What committees has the Board established?

Board Committee Membership

The Board has standing Compensation, Corporate Governance and Nominating, Audit, Research and Clinical Oversight, and Commercial and Business Development Oversight Committees.  The current membership of the standing committees is set forth in the following table:

Name	Compensation Committee	Corporate Governance and Nominating Committee	Audit Committee	Research and Clinical Oversight Committee	Commercial and Business Development Oversight Committee
Charles Muniz
John P. Brancaccio	**		**
David Sidransky, M.D.		**		**	*
Paul M. Weiss, Ph.D.	*	*	*	*	**
____________________________

* Member
** Chair

Compensation Committee.  All of the members of Alfacell’s Compensation Committee are considered “independent directors” in accordance with Nasdaq Marketplace Rule 4200(a)(15).  In fiscal year 2009, the Compensation Committee met twice.

On June 28, 2004, the Board adopted Alfacell Corporation’s Compensation Committee Charter, a copy of which is maintained on our website at www.alfacell.com.  According to its charter, the Compensation Committee shall consist of at least three members, each of whom shall be non-employee directors who have been determined by the Board to meet the independence requirements of the Nasdaq Stock Market.

The Compensation Committee Charter describes the primary functions of the Compensation Committee as follows:

•	Review and approve executive compensation on an annual basis, including the corporate goals and objectives to be used in evaluating the performance of the CEO and determining the CEO’s compensation;
•	Review trends in management compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans;
•	Oversee management’s decisions concerning compensation and performance for non-executive officers;
•	Review the Company’s incentive compensation and other stock-based plans and recommend change to such plans to the Board as needed;
•	Administer stock plans and benefit programs and approve any amendments to existing plans;
•	Recommend director compensation;
•	Evaluate compliance with the Company’s compensation plans and policies; and
•	Review the compensation policy for all of Alfacell’s employees.

Corporate Governance and Nominating Committee.  All of the members of Alfacell’s Corporate Governance and Nominating Committee are considered “independent directors” in accordance with Nasdaq Marketplace Rule 4200(a)(15).  In fiscal year 2009, the Corporate Governance and Nominating Committee did not meet.

The Corporate Governance and Nominating Committee was formed by the Board for the purpose of considering future nominees to the Board.  On November 28, 2007, the Board adopted Alfacell Corporation’s Corporate Governance and Nominating Committee Charter, a copy of which is maintained on our website at www.alfacell.com.  According to its charter, the Corporate Governance and Nominating Committee shall be comprised of at least three directors, each of whom shall meet the independence requirements of the Nasdaq Stock Market.

The Corporate Governance and Nominating Committee Charter describes the primary functions of the Corporate Governance and Nominating Committee as follows:

•
Identify and evaluate individuals qualified to serve as members of the Board (including individuals nominated by stockholders in proposals made in writing to the Company’s Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee’s qualifications);

•
Recommend for the Board’s selection nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies then existing on the Board;

•	Cause to be prepared and recommend to the Board the adoption of corporate governance guidelines and from time to time, review and assess the guidelines and recommend changes for approval by the Board;
•	From time to time, review and assess the Code of Business Conduct and Ethics and recommend changes for approval by the Board;
•	Make recommendations to the Board regarding issues of management succession; and
•	Conduct annual reviews and assessments of the adequacy of the Corporate Governance and Nominating Committee Charter and recommend any proposed changes to the Board for approval.

Audit Committee.  All of the members of Alfacell’s Audit Committee are considered “independent directors” in accordance with Nasdaq Marketplace Rule 4200(a)(15) and Section 10A(m)(3) of the Securities Exchange Act.  Alfacell’s Board has determined that Mr. Brancaccio qualifies as an “audit committee financial expert” as defined by Item 407 of Regulation S-K.  In fiscal year 2009, the Audit Committee met five times.

On November 25, 2008, the Board adopted the Amended and Restated Audit Committee Charter, a copy of which is maintained on our website at www.alfacell.com.  According to its charter, the Audit Committee shall be comprised of at least three directors, each of whom shall meet the independence requirements of the Nasdaq Stock Market and Section 10A(m)(3) of the Exchange Act, and each of whom shall not have participated in the preparation of the financial statements of the Company at any time during the past three years.  The Audit Committee’s purpose, duties and responsibilities under its charter include those specified in the listing standards of the Nasdaq Stock Exchange for audit committees.

The Audit Committee Charter describes the primary functions of the Audit Committee as follows:

•	Appoint, evaluate and, as the Committee may deem appropriate, terminate and replace our independent registered public accounting firm;
•	Monitor the independence of our independent registered public accounting firm;
•	Determine the compensation to be paid to our independent registered public accounting firm;
•
Review with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

•
Review the experience and qualifications of the Company’s senior finance executives as well as senior members of the independent registered public accounting firm team and the quality control procedures thereof;

•
Pre-approve all audit services and permitted non-audit services to be performed by our independent registered public accounting firm and establish policies and procedures for the engagement of our independent registered public accounting firm to provide permitted non-audit services;

•
Conduct annual reviews and assessments of the adequacy of the Audit Committee Charter and the continued independence of the independent registered public accounting firm and recommend any proposed changes to the Board for approval;

•	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics;
•	Review all related-party transactions for potential conflict of interest situations and approve such related-party transactions;
•	Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters; and
•	Report to the Board on all of the foregoing matters.

Research and Clinical Oversight Committee. The Research and Clinical Oversight Committee (“Research Committee”) was established in February 2007 and is chaired by David Sidransky, M.D.  All of the members of Alfacell’s Research Committee are considered “independent directors” in accordance with Nasdaq Marketplace Rule 4200(a)(15).

The primary function of the Research Committee is to work closely with management and the Scientific Advisory Board to provide support and direction to the Company’s research and development programs. The Research Committee functions as an advisory committee and does not hold formal committee meetings or take formal committee actions.

Commercial and Business Development Oversight Committee.  The Commercial and Business Development Oversight Committee (“Development Committee”) was established in February 2007 and is chaired by Paul Weiss, Ph.D.  All of the members of Alfacell’s Development Committee are considered “independent directors” in accordance with Nasdaq Marketplace Rule 4200(a)(15).

The primary function of the Development Committee is to assist management in pursuing commercial and business development opportunities for the products currently in development.  The Development Committee functions as an advisory committee and does not hold formal committee meetings or take formal committee actions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

As of July 31, 2009, the Audit Committee of Alfacell’s Board was composed of Messrs. John P. Brancaccio, Chairman, and Paul M. Weiss, Ph.D., both of whom are non-employee directors.  All members of the Audit Committee are independent as independence is defined in Nasdaq Marketplace Rule 4200(a)(15) and Section 10A(m)(3) of the Exchange Act.  Alfacell’s Board has determined that Mr. Brancaccio qualifies as an audit committee financial expert as defined by Item 401(h) of Regulation S-K.

On November 25, 2008, the Board adopted the Amended and Restated Audit Committee Charter, a copy of which is maintained on our website at www.alfacell.com.  According to its charter, the Audit Committee shall be comprised of at least three directors, each of whom shall meet the independence requirements of the Nasdaq Stock Market and Section 10A(m)(3) of the Exchange Act, and each of whom shall not have participated in the preparation of the financial statements of the Company at any time during the past three years.  The Audit Committee’s purpose, duties and responsibilities under its charter include those specified in the listing standards of the Nasdaq Stock Exchange for audit committees.

Management is responsible for Alfacell’s internal controls and the financial reporting process.  Alfacell’s independent registered public accounting firm is responsible for performing an independent audit of Alfacell’s financial statements and management’s assessment of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report on Alfacell’s financial statements, internal control over financial reporting and management’s assessment of internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.  In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurances as to our financial statements or any professional certification.  The Audit Committee relies on the information provided and representations made to it by management, and also on the reports on our financial statements that it receives from our independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the financial statements with management and our independent registered public accounting firm.  Management represented to the Audit Committee that Alfacell’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee  has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

Alfacell’s independent registered public accounting firm also provided and discussed with the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee also reviewed and discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alfacell’s Annual Report on Form 10-K for the year ended July 31, 2009 filed with the SEC on November 13, 2009.

In addition, the Audit Committee has approved the reappointment of J.H. Cohn LLP as our independent registered public accounting firm for fiscal year 2010, and has submitted the reappointment to the stockholders for ratification at this Annual Meeting.  The Audit Committee pre-approved the terms of the audit services to be provided by our independent registered public accounting firm for fiscal year 2010.

This report is respectfully submitted by the members of the Audit Committee of the Board.

John P. Brancaccio, Chairman
Paul M. Weiss, Ph.D.

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of the Board by writing to them c/o Chairman of the Board, Alfacell Corporation, 300 Atrium Drive, Somerset, New Jersey 08873.   Comments or questions regarding the Company's accounting, internal controls or auditing matters will be referred to members of the Audit Committee.  Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee.

The Company has a policy of encouraging all directors to attend the annual meeting of stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work and all non-audit work performed by the independent registered public accounting firm, J.H. Cohn LLP, is approved in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

Audit Fees

Audit fees paid by Alfacell to J.H. Cohn LLP for the audit of the financial statements included in Alfacell’s Annual Report on Form 10-K, auditors’ review of the financial statements included in Alfacell’s Quarterly Reports on Form 10-Q, work related to Alfacell’s registration statements and consultation on accounting topics for the years ended July 31, 2009 and July 31, 2008 totaled approximately $101,000 and $167,000, respectively. Also included in the audit fees for fiscal year July 31, 2008 were fees for the audit of internal control over financial reporting and management’s assessment of internal control over financial reporting.

Audit-related Fees

None.

Tax Fees

None.

All Other Fees

None.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Identification of Executive Officers

Name	Age	Current Position With Company	Officer Since (1)
Charles Muniz(2)	55	President, Chief Executive Officer, Chief Financial Officer and Director	2009
Kuslima Shogen(3)	64	Chief Executive Officer	1981

(1)	Officers of Alfacell hold office until their successors are elected and qualified or until their earlier removal, death or resignation.
(2)
Mr. Muniz was elected as our Company’s President, Chief Operating Officer, Chief Financial Officer and a Director on April 3, 2009 and entered into an employment agreement with the Company to serve as our President, Chief Executive Officer and Chief Financial Officer on October 19, 2009.

(3)	Ms. Shogen retired from her position as our Company’s Chief Executive Officer on March 31, 2009 and resigned as a member of the company’s board of directors on January 29, 2010.

Compensation Philosophy

Alfacell’s compensation program is based on the philosophy that the interests of our employees should be closely aligned with those of our stockholders.  The Company’s compensation program is based on the following principles:

•
Compensation opportunities should attract the best talent, motivate individuals to perform at their highest levels, reward outstanding achievement and retain the leadership and skills necessary for building long-term stockholder value;

•	Compensation should include a bonus potential which is tied directly to operating objectives; and
•
Compensation should include a long-term incentive award generally in the form of stock option grants to increase ownership in the Company and encourage executives to manage from the perspective of owners of the Company.

The Compensation Committee believes that the compensation program for executive officers should reward the achievement of the short-term and long-term objectives of the Company, and that compensation should be related to the value created for its stockholders.  However, given the highly volatile nature of biotechnology company stocks it would be impracticable for the Company to tie executive compensation solely to stock performance.  In making its compensation decisions, the Compensation Committee generally reviews the progress made by the individual officer in attaining his or her individual performance goals and the progress made by the Company in its drug development programs, while keeping the Company’s stock performance in mind.  Generally, performance tied to the long-term objectives of the Company or the overall business objectives of the Company are rewarded with equity compensation, whereas performance tied to short-term goals of the Company, or individual performance, is rewarded with cash compensation.  As different elements of the Company’s compensation have different underlying rationale and policy, determinations the Compensation Committee made with regard to one compensation element have not influenced decisions it made with respect to other compensation elements it contemplated or awarded.  For example, the factor that our CEO may receive a bonus if the performance objectives are satisfied and may receive additional value through his stock options if the Company’s stock performs well has not influenced the determination as to the base salary of our CEO.

The Company’s compensation philosophy was last reviewed by the Board in May 2007, at which time two new compensation programs were approved by the Board, the Incentive Bonus Program and the Annual Milestones bonus program.  These two bonus programs were approved by the Board because they each met the Company’s desire to reward and encourage executive officers and employees for not only causing the Company to meet its primary objectives but also to meet certain short-term objectives within a timeline prescribed by management.  See “Incentive Compensation” below for details relating to these two programs.

Role of the Compensation Committee

The Compensation Committee currently consists of Messrs. John P. Brancaccio, Chairman, Donald R. Conklin, and Paul M. Weiss Ph.D.  All committee members have been and currently are non-employee directors as defined under Rule 16b-3 of the Exchange Act and satisfy the director independence standards of the Nasdaq Stock Market and the definition of “outside director” under Section 162(m) of the Internal Revenue Code.  No special expertise in compensation matters is required for appointment to the Compensation Committee.

The Compensation Committee is responsible for all components of the Company’s executive compensation program and for administering all stock option plans including the 2004 Stock Incentive Plan, under which stock option grants may be made to executive officers.  On an annual basis, the Compensation Committee reviews and approves the corporate goals and objectives relevant to the compensation for the CEO and other executive officers, if any.  The Compensation Committee evaluates at least once a year, the CEO and executive officers’ performance in light of these established goals and objectives and based upon these evaluations will set the CEO’s and executive officers’ annual compensation, including salary, bonus, incentive and equity compensation.

Role of Consultants and Market Review

The Compensation Committee possesses the authority under its charter to hire advisors to provide it with information as needed in making compensation decisions.  The Compensation Committee did not use a compensation consultant for fiscal year 2009.

Role of Management

While the Compensation Committee determines overall compensation philosophy, it relies on the CEO and other executive officers, if any, to make recommendations in accordance with such compensation philosophy.  The Company’s CEO and CFO, if any, provide the Board and the Compensation Committee with feedback on the performance of the Company’s non-executive officers and make compensation recommendations to the Compensation Committee for its approval.  In 2009, the CEO attended the Compensation Committee’s meetings to provide his perspectives on competition in the industry and the needs of the business, information regarding the Company’s performance and other advice specific to their areas of expertise.  However, the CEO did not attend meetings where his compensation and/or performance was discussed.  Once a recommendation has been approved by the Compensation Committee, it is sent to the Board for ratification.  Upon ratification by the Board, the execution and administration of the recommendation may be delegated by the Compensation Committee to management as the Compensation Committee deems appropriate.

On April 3, 2009, Mr. Muniz joined Alfacell and acted as our President, Chief Operating Officer and Chief Financial Officer.  With the retirement of Kuslima Shogen as our CEO in March 2009 and the departure of our former CFO, Lawrence Kenyon, in December 2008, Mr. Muniz has been our only executive since he joined the Company.  At the time he joined the Company, the Compensation Committee agreed to pay him a consulting fee of $3,500 per week plus cost of travel between his home state of Florida and our office in New Jersey.  On October 19, 2009, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Muniz to serve as the Company’s President, Chief Executive Officer and Chief Financial Officer.  Under his Employment Agreement, Mr. Muniz will receive an annual base salary of $300,000 and is entitled to receive cash incentive compensation or annual stock option awards as determined by the Board or the Compensation Committee of the Board from time to time. In addition, Mr. Muniz is entitled to participate in any and all employee benefit plans established and maintained by the Company for executive officers of the Company. Pursuant to the Employment Agreement, Mr. Muniz received an option (the “Option”), granted under and in accordance with the Company’s 2004 Stock Incentive Plan, to purchase an aggregate of 500,000 shares of Common Stock exercisable for ten years from the date the Option is granted. The Option shall vest in equal amounts on each of the first, second and third year anniversary of the grant so long as Mr. Muniz remains employed by the Company. The exercise price of the Option equals the fair market value of the Common Stock on the date of grant.

The Employment Agreement continues in effect for two years following the date of the agreement and automatically renews for successive one-year periods, unless Mr. Muniz’s employment is terminated by him or by the Company. In the event that Mr. Muniz’s employment is terminated by the Company for any reason, then Mr. Muniz is entitled to receive his earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacation and any vested benefits under any employee benefit plan of the Company. In the event that Mr. Muniz’s employment is terminated by the Company without “Cause” or by Mr. Muniz for “Good Reason” (as such terms are defined in the Employment Agreement), and provided Mr. Muniz executes a release in favor of the Company, then in addition to the above mentioned payments and benefits, Mr. Muniz is entitled to receive an amount equal to his then current annual base salary, payable in equal installments over 12 months in accordance with the Company’s payroll practice, and all medical and health benefits for 18 months following the termination date.  In addition, in the event Mr. Muniz’s employment is terminated without Cause or for Good Reason within 12 months following a Change in Control (as defined in the Employment Agreement), and provided Mr. Muniz executes a release in favor of the Company, in lieu of the severance described above, Mr. Muniz is entitled to receive a lump cash payment equal to his then current annual base salary, all medical and health benefits for 18 months following the termination date and full acceleration of vesting of all unvested stock options and other stock-based awards.  Mr. Muniz’s Employment Agreement requires him to refrain from competing with the Company and from hiring our employees and soliciting our customers for a period of one year following the termination of his employment with the Company for any reason.  The Employment Agreement was filed as Exhibit 10.5 to the Company’s Form 8-K filed with the SEC on October 20, 2009.

Executive Compensation Components

Compensation for the Company’s executive officers includes the following components:

Base Salary.  Fixed annual compensation that is certain as to payment and provides continuous income to meet ongoing living costs.  This component is intended to ensure that Alfacell is able to retain executives capable of achieving the Company’s strategic and business objectives.  The Compensation Committee reviews executive officers’ salaries annually and will make adjustments based on its expectations of that officer’s performance as compared to the officer’s actual performance and what the Compensation Committee’s expectations are for that officer’s future performance.  Additionally, the Compensation Committee factors in cost of living adjustments as well as the Company’s overall performance and stock performance.   As described on our annual report on Form 10-K for the fiscal year 2008, in 2008, the Compensation Committee also utilized a study of market compensation levels prepared by an independent compensation consultant in order to evaluate the executive’s compensation, including base salaries.  Such a study was used by the Compensation Committee in setting base salaries for the Company’s fiscal year 2008.  Such study was not used in previous years and was not used in fiscal year 2009.

In the fiscal year 2009, in light on the Company’s financial difficulties, lack of executive leadership and inability to conduct a thorough market-based analysis of executive compensation, the Compensation Committee determined that Mr. Muniz, the Company’s sole executive officer, should receive the same base compensation package, in all material respects, as his predecessor, Kuslima Shogen.

Stock Option Grants.  Long-term incentive plan which offers eligible Company officers and employees incentives to put forth maximum efforts for the success of the Company’s business, to afford executive officers an opportunity to acquire a proprietary interest in the Company and to relate the compensation of officers to the value they create for the Company’s stockholders.  Currently, all stock-based awards are granted under the 2004 Stock Incentive Plan, which was approved by the Board of Directors and stockholders of the Company in November 2003 and in January 2004, respectively.  The 2004 Stock Incentive Plan provides for the grant of stock options and other stock-based awards to employees, officers, consultants, independent contractors and directors providing services to Alfacell and its subsidiaries as determined by the Board or by the Compensation Committee.  The types of awards that may be granted under the 2004 Stock Incentive Plan are stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock grants, other stock-based awards and any combination thereof.  Stock options are granted based on the fair market value of a share on the date of grant of such option.  The terms, time and method of the options are determined at the sole discretion of the Compensation Committee.

At the time he joined in the Company in April 2009, Mr. Muniz did not receive any stock-based compensation.  After completion of the Company’s financing in October 2009, pursuant to his Employment Agreement, Mr. Muniz received stock options to purchase a total of 500,000 shares of Common Stock.  The Compensation Committee determined that this was an appropriate grant in light of prior grants made to the Company’s former CEO, Mr. Muniz’s success in obtaining financing for the Company in very difficult market conditions and the need to provide Mr. Muniz with additional incentive to create further value for the Company’s stockholders.

Incentive Compensation.  The primary purpose is to align the interests of the executive officers with those of the stockholders by rewarding executive officers for creating stockholder value over the long-term.  The 2004 Stock Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, and other stock grants or stock based awards.

Other Benefits.  The CEO is eligible to participate in the Company’s 401(k) plan, health and dental coverage, life insurance, disability insurance, paid time off and paid holidays on the same terms as are available to all employees generally.  Other benefits which have previously been made available to the CEO, though not our current CEO, are the payment of reasonable costs of temporary housing, reasonable airfare associated with relocation and relocation assistance. We have previously provided the CEO with a monthly auto allowance and paid the premiums on a life insurance policy for the CEO where the Company was not the beneficiary of that life insurance policy, however, these benefits are not presently utilized by our current CEO.  These awards are designed to be competitive with overall market practices, and are in place to attract and retain the personnel needed in the business.

Post-termination Agreements.  Other than severance payments provided for in Mr. Muniz’s Employment Agreement and Ms. Shogen’s Retirement Agreement, as described in this Form 10-K/A, the Company does not utilize post-termination agreements.  In addition, under grants awarded pursuant to the 2004 Stock Incentive Plan, the  recipients of such grants have received Stock Option Agreements which contain provisions that allow for the awarded options to become fully vested and immediately exercisable or exercisable during the six months following a change in control but in no event beyond the option period provided in the Stock Option Agreement; provided, however, that the terms of Mr. Muniz’s Employment Agreement, as described above, supersede the terms set forth in his Stock Option Agreement.  Per the Company’s standard Stock Option Agreement, a change in control is deemed to occur if (i) a person, as defined by Section 13(d) and 14(d) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of the Company’s then outstanding shares (except that ownership by the McCash Family Limited Partnership must be 50% to qualify as a change in control); (ii) during any 12 month period, the individuals who were, at the beginning of such period, a majority of the Board cease to be a majority of the Board; (iii) the Company’s stockholders approve a merger or consolidation with another corporation except where the Company remains in control after such merger or consolidation or where the merger or consolidation was effected to recapitalize the Company and no one person acquired more than 50% of the combined voting power of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation or enter into an agreement for the sale or disposition of all or substantially all of the assets of the Company.

Additionally, under the terms of the Stock Option Agreements issued under the 2004 Stock Incentive Plan, if there is a termination of service due to the death, total disability or retirement of the optionee on or after age 65 after seven years of service with the Company, then the options become fully exercisable at the time of death, total disability or retirement, as the case may be, and may be exercised by the optionee or optionee’s estate during the six months following the month of optionee’s death, total disability or retirement but in no event beyond the option period provided in the Stock Option Agreement.  If there is a termination of employment due to voluntary resignation then to the extent options are exercisable as of the date of the termination, such options may be exercised within six months of the date of termination of employment.  If there is termination for cause, then to the extent options are exercisable as of the date of the termination, such options may be exercised within 30 days of the date of termination.  “Cause” is defined as (i) frequent and unjustifiable absenteeism other than optionee’s illness or physical or mental disability; (ii) fraud or dishonesty materially injurious to the Company; (iii) gross or willful misconduct or willful neglect to act which is committed or omitted by optionee in bad faith; (iv) gross breach of optionee’s fiduciary duties which has a materially injurious effect on the Company; (v) optionee’s conviction as a felon; or (vi) optionee’s willful or continuous neglect or refusal to perform his or her duties.  If there is termination for any reason other than those described above, then to the extent options are exercisable as of the date of the termination, such options may be exercised within 12 months of the date of termination of employment.

Under grants awarded pursuant to the Company’s 1997 and 1993 Stock Option Plans, prior to a dissolution or liquidation of the Company or a merger or consolidation where the Company is not the surviving corporation, the optionee has the right to exercise all outstanding options.  If the optionee terminates employment, then to the extent options are exercisable as of the date of termination, such options may be exercised within 190 days of the date of termination of employment.  If the Board determines that the optionee engaged in activities or employment contrary to the best interest of the Company, then the Board can cancel the options within 190 days of the termination of employment.  If an optionee dies while still in service to the Company, then to the extent options are exercisable as of the date of death, such options may be exercised.

The rationale for the acceleration of the options under the 2004 Stock Incentive Plan, and the 1997 and 1993 Stock Option Plans upon a change in control of the Company is to ensure that officers are motivated to pursue creating or obtaining the maximum value for stockholders and to encourage officers to remain with the Company after a change in control has occurred.

Kuslima Shogen, the Company’s former CEO and scientific founder, retired on March 31, 2009.  On April 25, 2008, Alfacell entered into a retirement agreement with Ms. Shogen which was filed as Exhibit 99.1 to the Company’s Form 8-K filed with the SEC on April 28, 2008 (the “Retirement Agreement”).  Under the terms of the Retirement Agreement, during the two year period commencing April 1, 2008, Ms. Shogen was entitled to receive periodic payments at the rate of $300,000 per year.  The options to purchase the Company’s common stock held by Ms. Shogen on the date of her retirement remained exercisable after Ms. Shogen’s retirement in accordance with their terms. No change was made to the terms of such existing options under the Retirement Agreement, except the Compensation Committee of the Company’s Board of Directors amended the Company’s 1993 Stock Option Plan and 1997 Stock Option Plan to allow such options to be transferred by Ms. Shogen to members of her family. The Compensation Committee agreed to give Ms. Shogen the ability to transfer her existing options granted under the 2004 Stock Incentive Plan to members of her family.  If Ms. Shogen elects COBRA continuation coverage after her retirement date, the Company will pay for Ms. Shogen’s COBRA insurance continuation premiums until the earliest of the second anniversary of her retirement date and the date Ms. Shogen is no longer eligible for COBRA insurance overage under applicable law or the date on which Ms. Shogen becomes eligible for Medicare. In the event Ms. Shogen becomes ineligible for COBRA coverage under the Company’s insurance plans for any reason other than her death prior to the second anniversary of her retirement date, the Company will make a lump sum cash payment to Ms. Shogen equal to the amount of the premiums the Company would have had to pay to maintain Ms. Shogen’s coverage under the Company’s insurance plans had Ms. Shogen remained eligible for coverage under such plans for the period commencing on the date Ms. Shogen became ineligible for such coverage and ending on the second anniversary of her retirement date.

Pursuant to the terms of the Retirement Agreement, Ms. Shogen also agreed to terminate the Royalty Agreement dated July 24, 1991, as amended on April 16, 2001 by and between the Company and Ms. Shogen and filed as Exhibit 10.37 to the Company’s Form 10-Q filed with the SEC on March 12, 2007 (the “Royalty Agreement”). The terms of the Royalty Agreement are described in Note 12 to the Financial Statements on pages F-44 through F-45 of the Company’s Form 10-K for the fiscal year 2008. In exchange for termination of the Royalty Agreement, the Company agreed to make the following payments and awards to Ms. Shogen:

•
A lump sum payment of $500,000 made within ten business days of the date of the Retirement Agreement, from which Alfacell was entitled to deduct the amount of the outstanding principal and accrued interest of $187,410 owed by Ms. Shogen to Alfacell as of the date of the Retirement Agreement.

•
If the NDA for ONCONASE® for the treatment of malignant mesothelioma is approved by the FDA, Ms. Shogen would receive a one time payment equal to 5% of the initial milestone payment payable to the Company by Par Pharmaceutical Inc. (“Par”) pursuant to the License Agreement dated as of January 14, 2008 by and between the Company and Par (the “License Agreement”).

•
If the NDA for ONCONASE® for the treatment of malignant mesothelioma is approved by the FDA, Ms. Shogen would also receive a payment of $350,000 on each of the first and second anniversaries of the date of such approval for a total payment of $700,000.

•
An option (the “Option”) to purchase an aggregate of 1,000,000 shares of the Company’s common stock under the 2004 Stock Incentive Plan at an exercise price equal to the fair market value of the common stock as of the date of the Retirement Agreement as determined under such plan. The Option has a term of ten years and will become exercisable only upon the approval of the NDA for ONCONASE® for the treatment of malignant mesothelioma is approved by the FDA. As the result of the option to purchase 250,000 shares of common stock granted under the 2004 Stock Incentive Plan to Ms. Shogen on March 5, 2008 in connection with the Company’s execution of the License Agreement and in order to enable the Company to grant this Option to Ms. Shogen, the Board of Directors amended the annual award limitation for a participant in the 2004 Stock Incentive Plan for 2008 as it relates to Ms. Shogen from 1,000,000 shares to 1,250,000 shares.

•
Payments equal to 15% of any royalties payable with respect to net sales which are received by Alfacell pursuant to any and all license agreements entered into by Alfacell for the marketing and distribution of ONCONASE® and any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug which are covered by the claims of any issued patent owned or controlled by Alfacell which is issued and valid as of December 31, 2007 (the “Licensed Products”) and 5% of net sales of Licensed Products which Alfacell books on its financial statements but only to the extent that the aggregate annual net sales of Licensed Products upon which such royalty payments are received by Alfacell and annual net sales of Licensed Products booked by Alfacell when combined are in excess of $100 million in a year. In the event either or both of the aggregate annual net sales of Licensed Products upon which Alfacell receives royalties and the annual net sales of Licensed Products which Alfacell books on its financial statements are less than $100 million, but when combined such aggregate annual net sales exceed $100 million, the payments to be received by Ms. Shogen in that year will be paid with respect to the amount of such aggregate net sales that exceeds $100 million and pro rated between the 15% Ms. Shogen is entitled to receive on royalties received by Alfacell and the 5% Ms. Shogen is entitled to receive on net sales booked by Alfacell based upon the percentage of the total net sales of the Licensed Products that year represented by aggregate net sales upon which Alfacell receives a royalty and the net sales booked by Alfacell. Ms. Shogen’s rights to receive these payments shall terminate when all claims under the relevant patents which cover the Licensed Products have expired.

On September 14, 2009, the Company entered into an amendment (the “Amendment”) to the Retirement Agreement amending certain terms.  Under the Retirement Agreement, Ms. Shogen was entitled to received periodic payments during the two year period commencing April 1, 2008 at the rate of $300,000 per year.  Pursuant to the Amendment, the periodic payments were reduced to $150,000 per year.  Under the Retirement Agreement, Ms. Shogen was entitled to receive continuing payments equal to 15% of any royalties received by Alfacell pursuant to any and all license agreements entered into by Alfacell for the marketing and distribution of Licensed Products. Under the Amendment, the amount of such royalties related to net sales of Licensed Products to be received by Ms. Shogen has been reduced to 5%.  Under the Retirement Agreement, Ms. Shogen was entitled to receive continuing payments equal to 5% of net sales of Licensed Products booked by Alfacell on its financial statements.  Under the Amendment, the amount of net sales of License Products booked by Alfacell to be received by Ms. Shogen has been reduced to 2% of net sales. Under the Amendment, in the event Alfacell obtains marketing approval for ONCONASE® from the Food and Drug Administration or the European Medicines Agency, Ms. Shogen will be entitled to receive an additional payment equal to the difference between the periodic payments actually paid to Ms. Shogen during the two year period commencing April 1, 2008 and $600,000, the original aggregate amount of periodic payments to which Ms. Shogen was entitled under the Retirement Agreement.  Such additional payment may be made by Alfacell, at its option, in cash, Alfacell common stock or a combination of both.  Except as specifically amended in the Amendment, all terms and conditions of the Retirement Agreement remain in full force and effect.

The following table summarizes the estimated value of the stock options for each named executive officer derived from the terms of the 2004 Stock Incentive Plan, the 1997 Stock Option Plan and the 1993 Stock Option Plan assuming that a triggering event took place on the last business day of our most recently completed fiscal year, July 31, 2009 and that the price per share of our common stock is the closing market price as of that date.

Name	Death or Total Disability(1)	Voluntary Termination or Termination for Cause(1)	Change in Control(1)
Charles Muniz	$0	$0	$0
Kuslima Shogen	$1,380	$1,380	$1,380
Lawrence Kenyon	$0	$0	$0

(1)
These amounts represent the aggregate in-the-money value of stock options which would become vested as a direct result of the termination event or change in control before the applicable stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control.  This calculation of value does not attribute any additional value to stock options based on their remaining terms and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control.  These amounts represent the intrinsic value of stock options, based on a closing stock price of $0.28 on July 31, 2009.

Pension Plans. The Company does not have pension plans for its employees, executive officers or directors.

Non-Qualified Deferred Compensation Plans.  The Company does not have non-qualified deferred compensation plans for its employees, executive officers or directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  In making compensation decisions affecting the executive officers, the Compensation Committee considers the Company’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives.  Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers.  Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this deduction rule.  The Compensation Committee cannot assure that it will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future.  Further, because the Compensation Committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m).  The cash compensation that the Company paid to each of its named executive officers during 2009 was below $1 million.  We believe that stock options granted to named executive officers under the 1997 Stock Option Plan and the 2004 Stock Incentive Program would qualify as “performance-based compensation” and therefore are Section 162(m) qualified.

Accounting for Stock Based Compensation.  On August 1, 2005, the Company adopted the fair value recognition provisions of revised Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”), to account for all stock grants under all of its stock plans.

Summary Compensation Table

The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended July 31, 2009, 2008 and 2007 with respect to the persons serving as Alfacell’s Chief Executive Officer and the persons serving as Alfacell’s only other executive officer, the CFO, during the year ended July 31, 2008 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2)	Total ($)

Charles Muniz President, Chief Executive Officer and Chief Financial Officer(3)	2009	$87,500 (4)	-		-	-	-	$11,041(5)	$98,541

Kuslima Shogen Chief Executive Officer(6)	2009	$207,692	-		-	-	-	$139,241(7)	$346,933
	2008	$278,877	-		$2,305,000	-	-	$525,514(8) (9)	$3,109,391
	2007	$233,688	-		$565,460	-	-	$24,026(10)	$823,174
Lawrence A. Kenyon President, Chief Financial Officer, Corporate Secretary(11)	2009	$109,615							$109,615
	2008	$215,231	$42,000		-	-	-	$6,990(12)	$264,221
	2007	$104,192(13)	-		$666,875	-	-	$38,157(14)	$809,224

(1)
These amounts represent the dollar amount recognized for financial statement reporting purposes the grant date fair value of stock options granted to the named executive officers in accordance with SFAS No. 123R.  The grant date fair value was estimated using the Black-Scholes stock option pricing model in accordance with SFAS No. 123R.  Pursuant to the SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions.  Valuation assumptions used in the calculation are as disclosed in the Annual Report on Form 10-K for the year ended July 31, 2009.

(2)	Excludes perquisites and other personal benefits that in the aggregate do not exceed $10,000. These amounts consist of Alfacell’s annual contributions to a 401(k) plan unless otherwise noted.
(3)	Mr. Muniz was appointed as the Company’s President, Chief Operating Officer, Chief Financial Officer and director to the Board on April 3, 2009.
(4)
Mr. Muniz initially began consulting with the Company on February 9, 2009.  On April 3, 2009, Mr. Muniz was appointed as the Company’s President, Chief Operating Officer and Chief Financial Officer.  Given the Company’s difficult financial condition, Mr. Muniz continued to receive consulting payments from the date he first began consulting with the Company continuing through October 19, 2009.  This amount represents consulting fee from his first day of employment through July 31, 2009.

(5)
This amount consists of travel cost between Mr. Muniz’ home state of Florida and New Jersey for a period of six months totaling $5,218 and health insurance reimbursement of $5,823 for fiscal year 2009.

(6)	Ms. Shogen retired from the Company on March 31, 2009 and resigned from the Board on January 29, 2010.
(7)	This amount consists of post-retirement payments of $126,923, Alfacell’s annual contribution to a 401(k) plan totaling $3,461 and a monthly auto allowance totaling $8,857 for fiscal year 2009.
(8)	$500,000 of this amount a lump sum payment as part of Ms. Shogen’s Retirement Agreement in exchange for the termination of the Royalty Agreement.
(9)
$25,514 of this amount consists of Alfacell’s annual contribution to a 401(k) plan totaling $9,999, a monthly auto allowance totaling $12,997 for fiscal year 2008 and premiums paid by the Company on a life insurance policy on Ms. Shogen totaling $2,518.  The Company is not the beneficiary of the life insurance policy.

(10)
This amount consists of Alfacell’s annual contribution to a 401(k) plan totaling $6,738, a monthly auto allowance totaling $13,000 for fiscal year 2007 and premiums paid by the Company on a life insurance policy on Ms. Shogen totaling $4,288.  The Company is not the beneficiary of the life insurance policy.

(11)	Mr. Kenyon resigned as the Company’s President and Chief Financial Officer on December 12, 2008 and as Corporate Secretary and director on the Board on April 2, 2009.
(12)	This amount consists of Alfacell’s annual contribution to a 401(k) plan.
(13)	Represents salary for period commencing on January 16, 2007, Mr. Kenyon’s first day of employment with the Company, through July 31, 2007.
(14)
As part of Mr. Kenyon’s employment arrangements approved by the Board, the Company provided for  moving expenses totaling $9,146 and cost of travel between his home state of Illinois and New Jersey for a period of 12 months totaling $29,011.  Alfacell made no contributions to Mr. Kenyon’s 401(k) plan during the fiscal year ended July 31, 2007.

Grants of Plan-Based Awards in Fiscal Year 2009

There were no grant of stock options under equity and non-equity incentive plans to the Named Executive Officers during the fiscal year ended July 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the information with respect to the Named Executive Officers concerning the exercisable and unexercisable stock option awards held as of July 31, 2009(1):

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Kuslima Shogen(2)	23,000(3)	-	-	$0.85	8/21/09
	23,000(3)	-	-	$0.49	10/4/09
	23,000(3)	-	-	$0.49	10/7/09
	69,000(3)	-	-	$0.26	10/7/09
	30,000(3)	-	-	$1.58	9/19/09
	90,000(3)	-	-	$1.58	10/7/09
	150,000(3)	-	-	$6.73	10/7/09
	100,000	-	-	$6.73	3/31/10
	100,000(3))	-	-	$1.61	10/7/09
	72,000(3)	-	-	$1.29	10/7/09
	250,000	-		$2.18	3/31/10
			1,000,000(4)	$2.00	4/25/18

Lawrence A. Kenyon(5)	225,000(3)	-	-	$1.55	8/17/09

(1)	The Company does not have stock awards as part of its compensation program, therefore the columns entitled “Stock Awards” have been omitted from this table.
(2)	Ms. Shogen retired from the Company on March 31, 2009 and resigned from the Board on January 29, 2010.
(3)	These options expired on their respective expiration dates.
(4)	These performance options are only exercisable upon the meeting of the conditions set out in Ms. Shogen’s Retirement Agreement as described above.
(5)	Mr. Kenyon resigned as the Company’s President and Chief Financial Officer on December 12, 2008 and as Corporate Secretary and director on April 2, 2009.

Option Exercises and Stocks Vested

The Named Executive Officers did not exercise options during fiscal year 2009 and the Company did not grant stock awards as part of its compensation program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended July 31, 2009, the members of the Board who served on the Compensation Committee were Messrs. John P. Brancaccio, Donald R. Conklin and Paul M. Weiss, Ph.D.  Mr. Conklin resigned from the Board on January 2, 2010.  As of July 31, 2009 all such directors were independent directors and have never been officers of Alfacell.  As of the date of this Proxy Statement, Mr. Brancaccio and Dr. Weiss are independent directors and have never been officers of Alfacell.  During the fiscal year ended July 31, 2009, no executive officer of Alfacell served on the compensation committee or board of directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Alfacell.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has overall responsibility for evaluating and approving the Company’s executive officer compensation plans, policies and programs, including compensation of the Chief Executive Officer.  During the fiscal year ended July 31, 2009 the Compensation Committee consisted of three independent directors.  Our compensation program, both for our executive officers as well as for all employees, is based on the philosophy that the interests of our employees should be closely aligned with those of our stockholders.  As with many other biotechnology companies, Alfacell's current level of development and the highly volatile nature of biotechnology stocks in general makes executive compensation, which is normally based on sales and earnings goals, or strictly based on stock performance, impracticable.  In determining compensation, the Compensation Committee generally reviews the progress made by the individual officer in attaining his or her individual goals and the progress made by the Company in its drug development programs.  In addition, the Compensation Committee keeps the Company's stock performance in mind when making compensation decisions.  Finally, the Compensation Committee generally reviews and takes into account competitive factors regarding compensation.  Our compensation program is based on the following principles:

•
Compensation opportunities should attract the best talent, motivate individuals to perform at their highest levels, reward outstanding achievement, and retain the leadership and skills necessary for building long-term stockholder value;

•      Compensation should include a bonus potential which is tied directly to operating objectives; and

•
Compensation should include a long-term incentive award generally in the form of stock option grants to increase ownership in the Company and encourage executives to manage from the perspective of owners of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual meeting proxy statement on Schedule 14A.

This report is respectfully submitted by the members of the Compensation Committee of the Board.

John P. Brancaccio, Chairman
Paul M. Weiss, Ph.D.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph summarizes the total cumulative return experienced by Alfacell’s stockholders during the five-year period ended July 31, 2009, compared to the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index.  The changes for the periods shown in the graph and table are based on the assumption that $100.00 was invested in Alfacell Corporation Common Stock and in each index below on July 31, 2004 and that all cash dividends were reinvested.  The table does not forecast performance of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company recognizes that related party transactions can create the appearance that Company decisions are made based on factors other than the Company’s best interest or the best interest of the Company’s stockholders.  Related party transactions can also create potential or actual conflicts of interest between the Company and the related party.  For purposes of Item 404 of Regulation S-K, related person transactions are transactions which exceed $120,000 in the aggregate or 1% of the average of the Company’s total assets at year end for the last three completed fiscal years, to which the Company and a related party with a direct or indirect material interest, participated.  The Company’s Code of Business Conduct and Ethics requires that any such related party transactions be specifically approved by the Audit Committee.  In addition directors, officers and employees must notify the Ethics Officer or the Chair of the Audit Committee of the existence of any actual or potential conflicts of interest.  The Audit Committee performs a review of related party transactions as part of its review of the Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

The Company was a party to the following transactions in which the amount involved exceeded $120,000 and in which any executive officers, directors, holders of more than 5% of our capital stock and members of such person’s immediate families had or will have a direct or indirect material interest.

In March 2008 and September 2008, the Company engaged Champions Biotechnology, Inc. to provide certain services for approximately $12,300 and $81,200, respectively.  The Company’s non-executive Chairman of the Board of Directors, Dr. David Sidransky, is also the chairman of the board of directors as well as a principal stockholder of Champions Biotechnology, Inc.  As of July 31, 2009, the agreed amount was paid in full.

On October 20, 2009, the Company announced that it completed a sale of 65 units (the “Units”) in a private placement (the “Offering”) to certain investors pursuant to a securities purchase agreement entered into on October 19, 2009.  Each Unit consists of (i) $50,000 principal amount of 5% Senior Secured Convertible Promissory Notes (collectively, the “Notes”) convertible into shares of the Company’s Common Stock, (ii) Series A Common Stock Purchase Warrants (the “Series A Warrants”) to purchase in the aggregate that number of shares of Common Stock initially issuable upon conversion of the aggregate amount of Notes issued as part of the Unit, at an exercise price of $0.15 per share with a three year term and (iii) Series B Common Stock Purchase Warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase in the aggregate that number of shares of Common Stock initially issuable upon conversion of the aggregate amount of Notes issued as part of the Unit, at an exercise price of $0.25 per share with a five year term. The closing of the Offering occurred on October 19, 2009 and the Company received an aggregate of $3,250,000 in gross proceeds.  Charles Muniz, the Company’s President, Chief Executive Officer, Chief Financial Officer and director, subscribed for 20 Units, certain trusts and individuals related to James O. McCash, a beneficial owner of more than five percent of the Company’s voting securities, subscribed for an aggregate of 20 Units, Europa International Inc., an affiliate of Knoll Capital Management LP, a beneficial owner of more than five percent of the Company’s voting securities, subscribed for 15 Units.  The relevant documentation and additional description of the Offering were filed with the SEC on Form 8-K on October 20, 2009.  The Company’s entry into an employment agreement with Mr. Muniz upon terms reasonably acceptable to the investors in the Offering was a condition to the Closing.

In addition, see the discussion of the Retirement Agreement and arrangements related thereto by and between the Company and the Company’s CEO, Kuslima Shogen, set forth above in the Post-Termination Agreement subsection of the “Compensation and Discussion Analysis”.

PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK AND COMMON STOCK

Summary and Background

The Board of Directors has adopted a resolution approving and recommending to the stockholders for their approval an amendment to Company’s certificate of incorporation, as amended, to increase the number of authorized shares of capital stock of the Company by 150,000,000 shares to 251,000,000 shares and increase the number of authorized shares of the Company’s Common Stock, $.001 par value per share (“Common Stock”) by 150,000,000 shares to 250,000,000 shares.  Currently, Alfacell’s certificate of incorporation authorizes the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”).

As of December 31, 2009, Alfacell’s capital structure included 129,563,863 shares of Common Stock, consisting of the following:

•	47,313,880 shares of Common Stock issued and outstanding;

•	3,997,267 shares of Common Stock reserved for issuance upon exercise of outstanding options;

•
7,850,562 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, not including the Warrants issued in connection with the Offering described in “Certain Relationships and Related Transactions”;

•	4,798,333 shares reserved for issuance under the our equity incentive plans; and

•
65,000,000 shares of Common Stock issuable upon conversion of the Notes sold in the Offering and exercise of the Warrants issued in the Offering, which shares are required to be reserved for issuance pursuant to the relevant documentation for the Offering.

At present, Alfacell’s certificate of incorporation does not have a sufficient number of shares of Common Stock authorized for Alfacell to meet its obligation under the relevant Offering documentation to reserve the maximum number of shares of Common Stock issuable upon exercise of the Warrants and conversion of the Notes. In addition to allowing us to meet our obligations under the Offering documentation, we are proposing to increase the number of authorized shares of capital stock to 251,000,000 shares, of which the number of authorized shares of Common Stock will be increased to 250,000,000 shares, to facilitate our ability to raise additional capital to support our operations.

The Board of Directors has determined that the amendment is in the best interests of Alfacell, and unanimously recommends approval by the stockholders.

Purpose of the Proposed Amendment

Alfacell proposes an increase in the number of shares of its capital stock and Common Stock in order to (i) reserve shares of Common Stock for issuance upon the exercise of the Warrants and conversion of the Notes in accordance with the Offering documentation and (ii) have shares available for issuance in connection with potential public or private financing opportunities and various general corporate programs and purposes.  Other than as described herein, Alfacell does not have any oral or written understandings, agreements or arrangements in place with identified third parties to issue shares of Common Stock in connection with the proposed amendment.

As described above and in a Form 8-K filed with the SEC on October 20, 2009, we closed on the Offering and issued the Notes and Warrants on October 19, 2009.  Under the relevant documentation for the Offering, we are required to reserve out of our authorized and unissued Common Stock a number of shares of Common Stock equal to the number of shares issuable upon conversion of the Notes and exercise of the Warrants.  At the time of the closing of the Offering, we did not have sufficient shares of Common Stock authorized under our certificate of incorporation to reserve the maximum number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants.  Originally, it was agreed with the investors that we would seek stockholder approval of an amendment to our certificate of incorporation increasing the number of authorized shares of Common Stock on or prior to February 28, 2010 and obtain stockholder approval of such amendment no later than April 1, 2010 so that we could meet this requirement.  On February 26, 2010, the investors agreed to amend the terms of these requirements and we are now required to obtain approval of such amendment no later than May 1, 2010.  Approval by our stockholders of the amendment to our certificate of incorporation described above will enable us to meet our obligations to the holders of Notes and Warrants under the relevant documentation for the Offering.  If the amendment to increase the authorized number of shares of capital stock is not approved by our stockholders prior to May 1, 2010, we will be in breach of our obligation to the investors in the Offering and the interest rate payable on the unpaid principal on the Notes will automatically be increased from 5% per annum to 15% per annum.  In addition, the breach will constitute an event of default under the Notes and the investors may elect to accelerate all amounts owed and enforce their rights in full as secured creditors under the security agreement for the Offering.

In addition to our obligations under the Offering documentation, the amendment to our certificate of incorporation will provide us with the ability to pursue public or private financing opportunities, strategic acquisitions, technology or product licensing transactions and various general corporate programs and purposes.

We may in the future, from time to time, consider acquisitions and mergers as opportunities arise, stock splits, repayment of obligations that have matured and other public or private financings to provide us with capital, any or all of which may involve the issuance of additional shares of our common stock or securities convertible into shares of our Common Stock.  If the Company has the authority to issue additional shares of Common Stock, we can avoid the possible delay and significant expense of holding special meetings of stockholders and our ability to respond promptly to opportunities for increasing our capital levels through public or private offerings of our Common Stock, acquisitions, mergers and stock splits will be enhanced.

Effect of amendment

The additional authorized shares of Common Stock resulting from this proposal will be the same as the existing shares of Common Stock in terms of rights and privileges.  All outstanding Common Stock would continue to have one vote per share.  Stockholders of Alfacell do not presently have preemptive rights nor will they as a result of this proposal.

If the authorized shares are increased as proposed, the shares would be available for issuance from time to time upon such terms and for such purposes as the Board of Directors may deem advisable without further action by our stockholders, except as may be required by law or the rules of any stock exchange on which Common Stock may be listed.  Such an issuance may decrease or increase the book value per share of the Common Stock presently issued and outstanding.  The issuance of additional shares could also dilute the voting power and equity of the holders of outstanding Common Stock.

Authorized shares of Common Stock in excess of those shares outstanding (including, if authorized, the additional Common Stock provided for in this proposal) will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult.  Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate.  Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Company’s book value per share and the Common Stock ownership of such person.  One of the effects of this proposal, if approved, might be to render the accomplishment of a tender offer more difficult.  This may be beneficial to management in a hostile tender offer, thus having an adverse impact on stockholders who may want to participate in such tender offer.

It should be noted that subject to the limitations discussed above, all of the types of Board action described in the preceding paragraph can currently be taken and that the power of the Board of Directors to take such actions would not be enhanced by this proposal, although this proposal would increase the number of shares of Common Stock that are subject to such action.

This proposal and the Company’s authorized but unissued Preferred Stock, may generally be classified as "anti-takeover” measures and may each, or in conjunction with each other, discourage attempted takeovers of the Company which are not approved by the Board of Directors.  The Company does not believe that any other provision of its current certificate of incorporation or by-laws are intended or would have the effect of discouraging or making more difficult the acquisition of control of the Company.

If the proposal is approved and the amendment becomes effective, the first sentence of Article 4 of the Company's certificate of incorporation, which sets forth the Company's presently, authorized capital stock, will be amended to read in its entirety as follows:

"4. The total number of shares of capital stock which the Corporation shall have authority to issue is 251,000,000 shares, of which 250,000,000 shares shall be Common Stock, par value $.001 per share, and 1,000,000 shares shall be Preferred Stock, par value $.001 per share."

Board recommendation and stockholder vote required

The Board of Directors recommends a vote FOR the amendment to the certificate of incorporation as proposed.  (Proposal No. 2 on the proxy card).  The affirmative vote of a majority of the shares outstanding will be required for approval.

PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM “ALFACELL CORPORATION” TO “TAMIR BIOTECHNOLOGY, INC.”

The Board of Directors has adopted a resolution approving and recommending to the stockholders for their approval an amendment to the Company’s certificate of incorporation to change the Company’s name from “Alfacell Corporation” to “Tamir Biotechnology, Inc.”

The proposed new name better reflects the Company’s core technology, which involves the targeting of different species of RNA.  The Board of Directors believes that the name change will allow the Company to develop new brand recognition around the mechanism in which the Company’s lead product candidate, Onconase®, targets microRNA, the origin of “Tamir”, in cancer patients.

If the proposal is approved and the amendment becomes effective, the Article 1 of the Company's certificate of incorporation, which sets forth the Company’s current name, will be amended to read in its entirety as follows:

"1. The name of the Corporation is TAMIR BIOTECHNOLOGY, INC."

Effect of amendment

The change in corporate name will not affect the status of the Company or the rights of any stockholder in any respect, or the validity or transferability of stock certificates presently outstanding. The Company's stockholders will not be required to exchange stock certificates to reflect the new name. If a physical certificate represents a stockholder's shares of common stock currently, that certificate will continue to represent such stockholder's ownership of such shares. It will not be necessary for stockholders to surrender stock certificates bearing the Company's former corporate name. When physical certificates are presented for transfer in the ordinary course, new certificates bearing the new corporate name will be issued.

After stockholder approval of the name change, we will submit notification to the OTCBB of the name change pursuant to their requirements.  In connection with the required notification, the OTCBB will assign a new ticker symbol for our common stock.

Board recommendation and stockholder vote required

The Board of Directors recommends a vote FOR the amendment to the certificate of incorporation as proposed.  (Proposal No. 3 on the proxy card).  The affirmative vote of a majority of the shares outstanding will be required for approval.

PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected our independent registered public accounting firm, reviewed the scope of the annual audit and pre-approved audit-related and other services to be performed by the independent registered public accounting firm.  After evaluating their performance in fiscal 2009, the Audit Committee has selected J.H. Cohn LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2010.  You are requested to ratify the Audit Committee’s appointment of J.H. Cohn LLP as independent registered public accounting firm for our fiscal year 2009.  A representative of J.H. Cohn LLP will be present at the Annual Meeting and will have the opportunity to make statements if he or she desires to do so.  Such representative is also expected to be available to respond to appropriate questions from stockholders present at the meeting.

Board recommendation and stockholder vote required

The Board recommends a vote FOR ratification of the appointment of J.H. Cohn LLP as Alfacell’s independent registered public accounting firm for the year ending July 31, 2010 (Proposal No. 4 on the proxy card).  The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval.

If the appointment is not ratified, the Audit Committee will select another independent registered public accounting firm.  If the appointment is ratified, the Audit Committee reserves the right to appoint another independent registered public accounting firm.

CODE OF ETHICS

Alfacell has adopted a written Code of Business Conduct and Ethics (“Code of Ethics”) that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, and controller and to all its other employees.  These standards are a guide to help ensure that all our employees live up to our high ethical standards.  A copy of the Code of Ethics is maintained on our website at www.alfacell.com.

We intend to post on our website, any amendment to or waiver from any provision in our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

ANNUAL REPORT; OTHER INFORMATION

Alfacell’s 2009 Annual Report on Form 10-K for the fiscal year ended July 31, 2009, including audited financial statements, filed with the SEC on November 13, 2009, as amended by Amendment No. 1 to the 2009 Annual Report on Form 10-K/A, filed with the SEC on November 30, 2009, accompanies this proxy statement.  A letter to stockholders from Charles Muniz, our President, Chief Executive Officer and Chief Financial Officer, also accompanies this proxy statement.

STOCKHOLDERS’ PROPOSALS

It is anticipated that Alfacell’s fiscal year 2010 Annual Meeting of Stockholders will be held on or about January 31, 2011.  In order for a stockholder to have a proposal included in the proxy statement for the fiscal year 2010 Annual Meeting of Stockholders, the proposal must comply with both the procedures identified by Rule 14a-8 under the Exchange Act, and be received in writing by Alfacell’s controller on or before 5:00 P.M. Eastern Standard Time on September 30, 2010.  Such a proposal will be considered at the fiscal year 2010 Annual Meeting of Stockholders.

In the event a stockholder does not meet the September 30, 2010 deadline, the stockholder can still give notice of a proposal to be presented at the fiscal year 2010 Annual Meeting of Stockholders until November 8, 2010; however, such proposal will not be included in the proxy materials relating to such meeting.  Such a proposal will be considered timely within Rule 14a-4(c) and may be considered at the fiscal year 2010 Annual Meeting of Stockholders if it complies with Rule 14a-8.

Any proposal received after November 8, 2010 will be considered untimely within 14a-4(c) of the Exchange Act and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

GENERAL

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by Alfacell.  In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of Alfacell without special compensation therefore.  Alfacell expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of Alfacell’s Common Stock.

Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR all of the proposals described in this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting.  If matters other than the foregoing should arise at the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy card.  Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

By Order of the Board of Directors,

	By:	/s/ Charles Muniz
Charles Muniz President, Chief Executive Officer and Chief Financial Officer

Dated: March 17, 2010

ALFACELL CORPORATION PROXY

COMMON STOCK

ANNUAL MEETING: APRIL 27, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Charles Muniz, as proxy, with full power of substitution is hereby authorized to represent and to vote as designated below and on the reverse side upon the following proposals, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Stockholders of Alfacell Corporation to be held at the Newark Liberty International Airport Marriot, Newark Liberty International Airport, 1 Hotel Road, Newark, New Jersey, 07114 on Tuesday, April 27, 2010 at 11:30 a.m. local time, or any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”), all shares of Common Stock of Alfacell to which the undersigned is entitled to vote at the Annual Meeting.  The following proposals are more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting dated March 17, 2010 (receipt of which is hereby acknowledged).

           UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED IN PROPOSAL 1,“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4 AND WILL BE VOTED, EITHER FOR OR AGAINST, AT THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2, 3 and 4.

(Continued and to be dated and signed on the reverse side.)

ALFACELL CORPORATION
300 ATRIUM DRIVE
SOMERSET, NJ 08873

1. To elect four (4)	FOR all nominees	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT	☐
directors	listed below		for all nominees listed below		those nominees that I have listed below

Nominees: Charles Muniz, John P. Brancaccio, David Sidransky and Paul M. Weiss.  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions:

2.
To approve an amendment to the certificate of incorporation to increase the number of authorized shares of capital stock of the Company from 101,000,000 shares to 251,000,000 shares and increase the number of authorized shares of the Company’s Common Stock from 100,000,000 shares to 250,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment the certificate of incorporation to change the Company’s name from “Alfacell Corporation” to “Tamir Biotechnology, Inc.”

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To ratify the appointment of J.H. Cohn LLP as Alfacell’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To transact such other business as may properly come before the Annual Meeting.

PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. ☐
(Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
Please Date:
Sign Here:

Additional Signature (if held jointly)

Votes must be indicated in Black or Blue ink.

PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY